Exhibit 5.1

One Cleveland Center | 1375 East Ninth Street 29th Floor | Cleveland, Ohio 44114-1793 Main: 216.696.8700 | Toll-free: 888.696.8700 | Fax: 216.621.6536

March 31, 2016

Gas Natural Inc.

1375 E. 9th Street

Suite 3100

Cleveland, OH 44114

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Gas Natural Inc., an Ohio corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an indeterminate number of shares of the Registrant’s common stock, par value $0.15 per share (the “Shares”), having a maximum aggregate offering price of $50,000,000 that may be offered and sold from time to time by the Registrant. We have acted as counsel to the Registrant in connection with the preparation and filing of the Registration Statement.

In connection herewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Articles of Incorporation, as amended, and the Amended and Restated Code of Regulations of the Registrant; (ii) resolutions of the Board of Directors of the Registrant authorizing the Registration Statement and related matters; (iii) the Registration Statement; (iv) the prospectus forming a part of the Registration Statement; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinion herein contained.

We have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws; (ii) a prospectus supplement, if required, will have been prepared and filed with the Commission describing the Shares offered thereby; (iii) all Shares will be issued and sold in compliance with applicable securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Registrant and the other parties thereto; and (v) there will be sufficient number of Shares authorized under the Registrant’s Articles of Incorporation that are not otherwise reserved for issuance.

KJK.COM	CLEVELAND + COLUMBUS

1375 East Ninth Street | One Cleveland Center, 29th Floor | Cleveland, Ohio 44114 Main: 216.696.8700 | Toll-free: 888.696.8700 | 216.621.6536

We have assumed the genuineness of the signatures, the authenticity, completeness, accuracy and due authorization of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. We have made such investigations of law as we deemed appropriate for rendering the opinions expressed below. As to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of public officials and officers or directors of the Registrant and upon documents, records and instruments furnished to us by the Registrant, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued under the circumstances described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable at such time as (i) the Board of Directors of the Registrant, or a committee duly authorized by the Board of Directors, will have adopted appropriate resolutions to authorize the issuance and sale of the Shares and (ii) the Shares will have been issued and sold by the Registrant for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a prospectus supplement, with respect to the issuance and sale of the Shares.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

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1375 East Ninth Street | One Cleveland Center, 29th Floor | Cleveland, Ohio 44114 Main: 216.696.8700 | Toll-free: 888.696.8700 | 216.621.6536

Respectfully submitted,

/s/ Kohrman Jackson & Krantz LLP

Kohrman Jackson & Krantz LLP

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